Exhibit 99.B.d.(iii)

SECOND AMENDMENT TO AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

Effective June 12, 2006

The Amended and Restated Investment Management Agreement between HL Investment Advisors, LLC and Hartford Series Fund, Inc. dated as of August 28, 2002 is hereby amended, as follows, in order to reflect a reduction in management fees for Hartford Small Company HLS Fund:

Effective June 12, 2006, Attachment B is restated as attached hereto:

HL INVESTMENT ADVISORS, LLC		HARTFORD SERIES FUND, INC. on behalf of: Hartford Small Company HLS Fund

By:	/s/ John C. Walters	By:	/s/ Robert Arena
	John C. Walters		Robert Arena
	Executive Vice President		Vice President

ATTACHMENT B

The advisory fee shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Portfolio:

Advisers HLS Fund

Net Asset Value	Annual Rate
First $250 million	0.480%
Next $250 million	0.455%
Next $500 million	0.445%
Over $1 billion	0.395%

Stock HLS Fund

Net Asset Value	Annual Rate
First $250 million	0.325%
Next $250 million	0.300%
Next $500 million	0.275%
Over $1 billion	0.250%

Capital Appreciation HLS Fund

Dividend and Growth HLS Fund

Global Advisers HLS Fund

International Opportunities HLS Fund

MidCap HLS Fund

Net Asset Value	Annual Rate
First $250 million	0.575%
Next $250 million	0.525%
Next $500 million	0.475%
Over $1 billion	0.425%

Small Company HLS Fund

Net Asset Value	Annual Rate
First $250 million	0.575%
Next $250 million	0.525%
Next $500 million	0.475%
Next $500 million	0.400%
Amount Over $1.5 billion	0.350%

Effective:  June 12, 2006